Exhibit 10.3

June 15, 2009

Scipio “Max” Carnecchia

VIA ELECTRONIC MAIL

Dear Max:

We are pleased to offer you the following position with Accelrys, Inc. (the “Company”). It is our hope that you will become a part of our exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Accelrys’ President and Chief Executive Officer reporting to the Company’s Board of Directors (“Board”). The Company will also appoint you as a member of its Board of Directors. This position is based in our San Diego headquarters and will require your relocation to the San Diego area.

Compensation: Your compensation in the above position will include an annual base salary of $400,000.00, less applicable withholdings, paid during the Company’s regular payroll periods. In addition, you will be eligible to participate in our Management Incentive Plan (the “Plan”) designed to allow you to earn initially up to an additional 80% at plan of your annual base salary in incentive compensation upon achievement of corporate performance objectives as determined by the Board. For fiscal year 2010, your bonus will be pro-rated for the number of months during the fiscal year during which you were employed by the Company.

Employment and Benefits: As the Chief Executive Officer of the Company, you will be eligible to participate in our comprehensive employee benefits package, including health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. You will also be eligible for any other benefits provided to our senior executives including enhanced life and long term disability insurance benefits.

Option Grant: We are recommending to the Human Resources Committee of the Board of Directors (“Committee”) that you receive a non-qualified option to purchase 800,000 shares of common stock. The stock option will be priced as of the date of your commencement of employment (the “Vesting Commencement Date”) and shall vest as follows:  1/4 of the stock underlying the option shall vest on the one year anniversary of the Vesting Commencement Date and 1/48th of the stock underlying the option shall vest monthly thereafter so that the option shall be fully vested four years from the Vesting Commencement Date.

Employment Agreement: Concurrently herewith the Company is providing you with an employment agreement setting forth the terms of your employment.

Relocation Terms: Accelrys Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the San Diego area upon your acceptance of this offer and commencement of your employment with us. Relocation expenses must be approved in advance and can include but not be limited to the following items:

•	The packing and moving of your household goods.

•	Temporary living expenses.

•	Travel costs associated with your personal move to San Diego.

•	Closing costs associated with the sale of your existing Menlo Park home and purchase of a home in San Diego within 12 months of your commencement of employment with us.

Please note that should you voluntarily terminate your employment with the company (without “Good Reason” as defined in your employment agreement) prior to 2 years from the date of your relocation to San Diego, as defined by final payment of relocation related expenses, you must repay to the company all monies paid to you or on your behalf in conjunction with your relocation.

Confidentiality: As with all our employees, you will be required to execute and be bound by the Company’s Invention and Non-Disclosure Agreement which you will find enclosed for your review and execution prior to your commencement of employment with the Company.

Proposed Start Date: We would appreciate your acceptance of our offer by execution of the accompanying employment and confidentiality/invention assignment agreements on June 15, 2009, with an agreed upon start date of June 15, 2009.

I look forward to your joining the Accelrys Inc. team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys, Inc.

By:	/s/ Kenneth Coleman
Kenneth Coleman
Chairman, Board of Directors,
Accelrys, Inc.